EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Laredo Petroleum Holdings, Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Laredo Petroleum, Inc. on Forms S-4 (File No. 333-173984, effective December 13, 2011, and File No. 333-182172, effective June 15, 2012) and in the Registration Statement of Laredo Petroleum Holdings, Inc. on Form S-8 (File No. 333-178828, effective December 30, 2011).

/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
March 12, 2013